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As filed with the Securities and Exchange Commission on ________________

                                                                  Registration No. ___ - ______

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-2675207
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1200 East Algonquin Road, Elk Grove Township, Illinois 60007

(Address of Principal Executive Offices; Zip Code)

UAL Corporation 2000 Incentive Stock Plan

(Full title of the plan)

Francesca M. Maher, Esq.
Senior Vice President, General Counsel and Secretary
UAL Corporation
P. O. Box 66919
Chicago, Illinois 60666
(847) 700-4000
(Name, address and telephone number, including area code, of agent for service)

Calculation of Registration Fee

_______________________________________________________________________________________________________
Title of securities to be registered Common Stock, par value $.01 per share	Amount to be registered 8,000,000 shares	Proposed maximum offering price per unit $ 41.2188 (1)	Proposed maximum aggregate offering price $ 329,750,400	Amount of registration fee $87,054.11 (1)

______________________________________________________________________________________________________

(1)   Under Rules 457(c) and 457(h), the registration fee was calculated based on the average of the high and low prices of the Registrant's Common Stock on the New York Stock Exchange, Inc. on September 29, 2000.

On May 18, 2000, our stockholders approved the UAL Corporation 2000 Incentive Stock Plan to provide, in addition to shares available under prior plans, for 8,000,000 shares of our common stock to be available for issuance under the plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this registration statement (the "Registration Statement"), the following documents filed with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Exchange Act of 1934, as amended:

(1)  The Company's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-6033);

(2)  The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

(3)  The Company's Current Reports on Form 8-K for January 13, 2000, January 19, 2000, May 24, 2000, May 31, 2000, June 1, 2000, June 21, 2000, July 19, 2000, August 17, 2000, September 19, 2000, September 20, 2000 and September 29, 2000; and

(4)  A description of the Company's Common Stock as contained in the Company's Form 8-A dated July 5, 1994, as amended by each of the Company's Form 8-A/A (Amendment No. 1) dated July 12, 1994, and Form 8-A/A (Amendment No. 2) dated June 26, 1995 and filed with the Commission on June 27, 1995, and in the Company's Form 8-K dated June 27, 1995.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein by the Company and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the offering of the shares of Common Stock have been passed upon for the Company by Francesca M. Maher, Senior Vice President, General Counsel and Secretary of the Company. Ms. Maher owns shares of Common Stock and has options to acquire additional shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

Limitation of Liability of Directors

The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

The above provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

Indemnification of Directors and Officers

The Company's Restated Certificate of Incorporation provides that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law.

Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification shall be made only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above, and such determination shall be made, with respect to a person who is a director or officer at the time of such determination, by (1) a majority vote of the directors who are not parties to such action, suit, or proceeding even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or such directors so elect, by independent counsel in a written legal opinion, or (4) by the stockholders; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The Company has purchased directors' and officers' liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.
Exhibit No.	Description

5	Opinion of Francesca M. Maher, Esq., Senior Vice President,
General Counsel and Secretary
23.1	Consent of Francesca M. Maher, Esq. (included as part of Exhibit 5)

23.2	Consent of Arthur Andersen LLP

24	Power of Attorney (included on the signature page of the Registration
Statement)

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Elk Grove Township, Illinois, on this 28th day of September, 2000.

                                                           UAL CORPORATION
By:/s/ James E. Goodwin

                                                     Name: James E. Goodwin

                                                     Title: Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James E. Goodwin and Douglas A. Hacker, and each of them, the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may have done, or may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James E. Goodwin	Director, and Chairman and	September 28, 2000
James E. Goodwin	Chief Executive Officer (principal executive officer)

/s/ Rono J. Dutta	President	September 28, 2000
Rono J. Dutta	and Director

/s/ Douglas A. Hacker	Executive Vice President and Chief	September 28, 2000
Douglas A. Hacker	Financial Officer (principal financial officer and principal accounting officer)

/s/ John W. Creighton, Jr.	Director	September 28, 2000

John W. Creighton, Jr.

Signature	Title	Date

/s/ Frederick C. Dubinsky	Director	September 28, 2000

Frederick C. Dubinsky

/s/ Richard D. McCormick	Director	September 28, 2000

Richard D. McCormick

/s/ John F. McGillicuddy	Director	September 28, 2000

John F. McGillicuddy

/s/ James J. O'Connor	Director	September 28, 2000

James J. O'Connor

/s/ Hazel R. O'Leary	Director	September 28, 2000

Hazel R. O'Leary

/s/ Deval L. Patrick	Director	September 28, 2000

Deval L. Patrick

/s/ John F. Peterpaul	Director	September 28, 2000

John F. Peterpaul

/s/ Paul E. Tierney, Jr.	Director	September 28, 2000

Paul E. Tierney, Jr.

/s/ John K. Van de Kamp	Director	September 28, 2000

John K. Van de Kamp

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Francesca M. Maher, Esq., Senior Vice President, General Counsel and Secretary

23.1	Consent of Francesca M. Maher, Esq. (included as part of Exhibit 5)

23.2	Consent of Arthur Andersen LLP

24	Power of Attorney (included on the signature page of the Registration Statement)

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